CoreStates Financial Corp
Broad and Chestnut Streets
PO Box 7558
Philadephia, PA 19101-7558


                                               [LOGO OF CORESTATES APPEARS HERE]


                                  Exhibit 99

Contact
         Gary Brooten or George Biechler
              (215) 973-3546

For Release
         Immediately Upon Receipt

                   CoreStates Reports First Quarter Earnings

    Philadelphia, April 15, 1997-- CoreStates Financial Corp today announced first quarter earnings of $198 million or 94 cents per share on both an operating and net income basis. The 94 cents per share was an increase of 7 cents per share or 8% in operating earnings and 13 cents per share or 16% in net income, compared to the first quarter of 1996.

    Performance ratios continued strong. Return on average assets was 1.82% and return on average equity was 21.89%.

    Terrence A. Larsen, chairman, said CoreStates (NYSE-CFL) was "pleased that the level of earnings, as reflected in our performance ratios, continues to be among the best in the industry. On the other hand, like many banks we would like to be seeing broader-based revenue progress and more earnings growth at this point."

    Year-to-year growth in earnings per share resulted primarily from expense reduction and the impact of the share repurchase program announced last October, Larsen said, while revenue trends were mixed.

    First quarter nonfinancial expenses declined 2.5% compared to a year earlier to $392 million. This progress drove down the efficiency ratio to 52.49%, its first time under 53% and like other CoreStates performance ratios among the best in the industry. The expense reductions are associated primarily with the integration of CoreStates' April 9, 1996 acquisition of Meridian Bancorp.

    The key factors in the mixed revenue picture were:

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 .   Net interest income was essentially flat, with 4.4% growth in average loans year-to-year offset by a decline of four basis points in the net interest margin. The net interest margin was lower as a result of spread reductions in the competitive banking arena as well as from share repurchases during the first quarter. The net interest margin at 5.47% remains very strong relative to the industry. CoreStates had essentially no loan growth in the first quarter until March, when average loans increased by $300 million.

 .   Revenues from the four major categories of the bank's traditional fee-based services grew 5% year-to-year, led by 14% growth in international service fees year-to-year and strong first quarter growth in asset management and trust fees. Offsetting that strength, the largest single category of fees, service charges on deposit accounts, was down slightly year-to-year.

 .   Both credit-based and fee-based revenues were adversely affected year-to-
    year by the sale of branches, deposits and loans that was required for regulatory approval of the Meridian acquisition and which occurred late in the second quarter of 1996.

    Larsen noted that the first quarter is traditionally the weakest for CoreStates because of cyclicality in some of the key businesses, for example Congress Financial Corporation and the international business. "We knew this would be a particularly challenging quarter, given the remaining work to be done to realize the benefits of the merger. Our people put in an outstanding effort and achieved a great deal, and we have much more to accomplish," he said.

    Credit Quality

    Credit quality indicators were slightly less favorable in the first quarter, in keeping with current industry trends. Total non-performing assets were $259 million at March 31, down from $281 million a year earlier but up from $245 million on

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December 31. The March 31 non-performing assets represented 0.77% of total loans plus real estate foreclosed and 0.57% of total assets.

    The provision for loan losses was increased to $43 million, compared to $38.8 million a year ago and $40 million in the fourth quarter of 1996, in recognition of the growth in loan outstandings over the past year. Net charge-offs were $49.3 million in the first quarter, compared to $43.2 million a year ago. Two thirds of the charge-offs were in consumer loans, led by credit card losses pushed up by the increasing levels of personal bankruptcy declarations. Delinquency rates in the credit card, however, were down from the fourth quarter of 1996.

    The reserve for possible loan losses at March 31 was $704 million, or 2.1% of total loans and 301% of non-performing loans.

    Balance Sheet

    Consolidated total assets at March 31 were $45.1 billion, including consolidated net loans of $33.6 billion. Consolidated total deposits were $33.1 billion. The comparable figures for March 31, 1996 were $43.9 billion, $32.0 billion and $32.6 billion, respectively.

    Shareholders' equity at March 31 was $3.4 billion or 7.6% of total assets. The Tier 1 leverage ratio (Tier 1 or "core" capital as a percentage of quarterly average assets) was 9.0% for the first quarter. Tier 1 capital at March 31 was 9.7% of risk-adjusted assets and total capital was 13.6% of risk-adjusted assets, well above the regulatory minimums of 4% and 8%, respectively. Shareholders' equity and shares outstanding have been reduced over the past two quarters by the repurchase of shares in connection with the repurchase program authorized by the directors in October 1996. That program authorizes repurchase of a total of 22 million shares, exclusive of purchases for compensation and benefit programs, by the end of 1997. A privately-negotiated repurchase of 6 million shares closed in mid-March as part of the program.

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                           CoreStates Financial Corp
                        (in thousands, except per share)


                             Three Months Ended
                                  March 31,
                            --------------------
                              1997       1996
                            --------  ----------
Net interest income plus
 non-interest income......  $741,115    $740,094
                            ========    ========

Net income................  $198,113    $177,144(a)
                            ========    ========

Net income per share......     $0.94       $0.81(a)
                            ========    ========

Average number of
 shares outstanding.......   211,276     219,512
                            ========    ========

(a) Selected financial results for the three months ended March 31, 1997 and 1996 excluding net restructuring and merger-related charges in 1996 were as follows:


                                  Three Months Ended
                                      March 31,
                                  -------------------
                                    1997       1996
                                  --------   --------
Net income......................  $198,113   $177,144
Exclude net restructuring and
 merger-related charges.........         -     13,753
                                  --------   --------
Operating earnings..............  $198,113   $190,897
                                  ========   ========
Operating earnings per share....     $0.94      $0.87
Return on average total assets..     1.82%      1.75%
Return on average
 shareholders' equity...........    21.89%     19.54%


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